Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES IT HAS ENTERED INTO AGREEMENTS TO AMEND ITS CREDIT FACILITIES

San Antonio, TX, February 16, 2011. Clear Channel Communications, Inc. (“CCU”) announced today that it has entered into agreements to amend its senior secured credit facilities and its receivables based credit facility (the “Amendments”) that will, among other things, permit CCU to request future extensions of the maturities of its senior secured credit facilities, provide CCU with greater flexibility in the use of its accordion provisions, provide CCU with greater flexibility to incur new debt, provided that such new debt is used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCU’s indirect subsidiary, Clear Channel Outdoor Holdings, Inc., and its subsidiaries to incur new debt (provided the incurrence of that new debt is otherwise permitted to be incurred by such subsidiaries).

The Amendments have been fully executed by CCU and the holders of a majority of the outstanding commitments under each of the facilities.  The Amendments will become fully effective upon (in addition to other customary closing conditions) the payment of amendment fees, the reduction of revolving credit commitments under CCU's receivables based credit facility and the prepayment of $500 million of indebtedness under CCU’s senior secured credit facilities, which CCU is financing through the issuance of new priority guarantee notes in a concurrent private placement that priced on February 15, 2011 and is expected to close on February 23, 2011.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy any securities of CCU or any of its affiliates.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers.  Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays.  More information is available at www.clearchannel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict.  CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Clear Channel Communications, Inc.
Randy Palmer
Director of Investor Relations
(210) 822-2828